

**Pablo Picasso** (1881–1973)



Pablo Picasso's groundbreaking and prolific style cemented him as one of the most recognizable and influential artists of the 20th century.

INVESTMENT THESIS

Price Appreciation of Similar Works

12.0%

Similar Sales



$30.0m
$20.0m
$10.0m
$0.0m
84
89
94
99
04
09
14
19

Initial Offering

$15,540,000

Investment Overview

| | |
|---|---|
| Offering Circular | sec.gov/edgar |
| Auction History | significant +38 years |
| 2020 Auction Sales | significant $245,390,299 |
| Repeat Sales | view |

**0%** Progress

INVEST NOW

DEAL SHEET

## WHY WE LIKE THIS PAINTING

- Pablo Picasso's groundbreaking style and headline-grabbing auction prices have solidified him as one of the most celebrated artists in history.
- The Painting is from Picasso's "Musketeers" series, which he created towards the end of his life between 1966 and 1972. The top auction record for a "Musketeer" painting is held by *Mousquetaire à la pipe* (1969) which sold for $30,965,000 in 2013.
- In an April 2020 Art Market Monitor article, art economist Roman Kraussel noted that Picasso's auction records have been resilient through each market drop since the 1990s.
- In the first half of 2021, works by Picasso achieved in excess of $350 million in global auction sales, making him the current #1 selling artist by sales volume. By comparison, the next highest selling artist at auction, Jean-Michel Basquiat, achieved just over $300 million during the same time period.
- Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 12.0% annualized from 1987 to 2019.

*Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.*



2020 Auction Sales
$245,390,299

2020 Number of Lots Sold
3,396

PABLO

# PICASSO

b. 1881, SPAIN–d. 1973, FRANCE



## $15,540,000

INITIAL OFFERING

## 12.0%

ANNUAL APPRECIATION OF SIMILAR WORKS[1]

Oil and ripolin on canvas | 57 × 45 in. (145 × 114 cm.)

Pablo Picasso's groundbreaking and prolific style cemented him as one of the most recognizable and influential artists of the 20th century.

Picasso's Musketeers first appeared in late 1966 in etchings and works on paper. The artist began to develop a varied series of paintings around the same theme beginning in 1967, where each character was imbued with their own personality. In his 2009 catalogue entry for "Picasso Mosqueteros: The Late Works, 1962-1972," at Gagosian art historian Dakin Harkin described The Musketeers as representing "a fictional universe Picasso developed to explore his credo: life not death, peace not war." Canvases from the series range from heads to full length portraits with one or two figures, often identifiable by their colorful regalia, and are frequently endowed with a pipe, knife, sword or paintbrush. *Homme Assis* (1969) shows a seated figure in three-quarter length view, dressed with a ruffled collar and suit composed of the characteristic red and gold of the Spanish flag. The colorful stripes which appear on several of the Musketeers, including the Painting, were likely derived from the Senyera of Catalonia. The Painting was included in the 1970 exhibition at the former Papal Palace in Avignon, often referred to as Avignon I. The first exhibition to show an entire year of the artist's work, it featured 167 paintings and 50 drawings by the artist completed from January 1969 through January 1970. Top auction records for the Musketeer paintings created between 1966 and 1972 include: *Mousquetaire à la pipe* (1969) which sold for $30,965,000 at Sotheby's on November 6, 2013; *Le Matador* (1970) which sold for $22,781,992 at Sotheby's London on February 28, 2018; and *Homme à l'épée* (1969), which sold for $22,565,000 at Christie's on November 9, 2015.

Picasso frequently leads the art market in annual auction sales volumes, and between 2012 and 2020 has ranked as either the first or second highest selling artist at auction by value. In 2018 alone, works by the artist sold for over $740 million at auction.

AS OF NOVEMBER 4, 2021, TWO OF THE THREE AUCTION RECORDS FOR PICASSO HAVE ALSO SET THE RECORD FOR THE MOST EXPENSIVE PAINTINGS EVER SOLD AT AUCTION LED BY: *LES FEMMES D'ALGER (VERSION 'O')* (1955) WHICH SOLD FOR $179,365,000 ON MAY 11, 2015 AND SET THE RECORD AT THAT TIME, FOLLOWED BY *FILLETTE À LA CORBEILLE FLEURIE* (1905) WHICH SOLD FOR $115,000,000 ON MAY 18, 2018 AND *NUDE, GREEN LEAVES AND BUST* (1932) WHICH SOLD FOR $106,482,500 ON MAY 4, 2010 SETTING THE RECORD AT THAT TIME.

In the first half of 2021, Picasso works reportedly achieved in excess of $350 million in global auction sales, and by comparison, the next highest selling artist at auction, Jean-Michel Basquiat, achieved just over $300 million during the same time period. Major global institutions collect the artist in depth, including the Museum of Modern Art in New York, the Metropolitan Museum of Art in New York and el Museo Reina Sofia in Madrid. As of November 4, 2021, two of the three auction records for Picasso have also set the record for the most expensive paintings ever sold at auction led by: *Les Femmes d'Alger (Version 'O')* (1955) which sold for $179,365,000 on May 11, 2015 and set the record at that time, followed by *Fillette à la corbeille fleurie* (1905) which sold for $115,000,000 on May 18, 2018 and *Nude, Green Leaves and Bust* (1932) which sold for $106,482,500 on May 4, 2010 setting the record at that time.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$40M
$30M
$20M
$10M
1986
1988
1991
1994
1996
1999
2001
2004
2006
2009
2011
2014
2016
2019

Pablo Ruiz Picasso (b. 1881, Malaga, Spain - 1973, Mougins, France) the son of José Ruiz Blasco, a professor of drawing, and Maria López Picasso, began making art at an early age. After multiple visits to Paris during the formative part of his career, Picasso settled there in 1904, and his circle expanded to include great thinkers of the avant garde, among them André Breton, Georges Braque, Gertrude Stein and Henri Matisse. During this time, Picasso's career evolved through several distinct stylistic periods; the melancholy Blue (1901-1904) and subsequent Rose (1905) periods were followed by his groundbreaking painting *Les Demoiselles d'Avignon* (1907), which is in the permanent collection of the Museum of Modern Art in New York. Between 1908 and 1913, Picasso and his friend Georges Braques pioneered a revolutionary approach to perspective known as Cubism. By 1932 Picasso's fame had reached new heights, marked by his first large-scale retrospective at Galeries Georges Petit in Paris, which traveled to Kunsthaus Zürich and cemented his position as a central figure of 20th century art. In 1937, Picasso embarked on one of his most ambitious projects, the iconic anti-war painting *Guernica*, which was exhibited at the World's Fair the same year. Since then, thousands of exhibitions have been dedicated to his work, and lifetime retrospectives for the artist included "Picasso: Forty Years of His Art" at the Museum of Modern Art from 1939 to 1940 and the "Exposition Picasso" at the Musées des Arts Decoratifs, Paris in 1955.





PABLO PICASSO, *HOMME ASSIS*



*Homme Assis* is displayed in the reception area during the press preview for the New York 20th Century Auctions of Impressionist, Modern, Post-War & Contemporary Art at Christie's, London, April 2016.

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Pablo Picasso with the following criteria: painted between 1966-1972, featuring a single figure, to the best of our ability to determine is three-quarter or full length portrait format, on canvas, measuring between 30 x 30 and 80 x 80 inches, thoroughly painted, and prominently featuring red and/or yellow in the palette. Where the buyer's premium was unavailable due to incomplete data, the following buyer's premiums were applied: 15% applied to the first $50,000 and 10% thereafter. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 12.0% CAGR implied from selected sales occurring from May 11, 1987 to May 14, 2019.

   Historical price appreciation for all sales of works by the artist that satisfy the objective criteria stated, including the sale date, period of creation and size parameters, without filtering for subjective visual characteristics, results in a 9.6% CAGR implied from 42 sales of paintings, including one past sale of the Painting, occurring from May 11, 1987 to April 18, 2021.